Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Veeva Systems Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-191760) on Form S-8 of Veeva Systems Inc. of our report dated March 17, 2014, with respect to the consolidated balance sheets of Veeva Systems Inc. as of January 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2014, which report appears in the January 31, 2014 annual report on Form 10-K of Veeva Systems Inc.

/s/ KPMG LLP

Santa Clara, California

March 17, 2014